Exhibit 99.1

BEAM ANNOUNCES FINAL RESULTS AND SETTLEMENT OF DEBT TENDER OFFERS

Deerfield, Illinois, June 17, 2013 — Beam Inc. (NYSE: BEAM) today announced the final results and settlement of its previously announced cash tender offers to purchase any and all of its 6.375% Notes due 2014 (the “2014 Notes”) and up to a maximum aggregate principal amount of $175 million (the “2021-2036 Maximum Amount”) of the following notes (collectively, the “2021-2036 Notes” and, together with the 2014 Notes, the “Notes”):

•	8.625% Debentures due 2021;

•	7.875% Debentures due 2023;

•	6.625% Debentures due 2028; and

•	5.875% Notes due 2036.

Beam funded the settlement with a portion of the proceeds from its $500 million offering of notes completed on June 10, 2013.

The following table provides the results of the tender offers as of 11:59 p.m., New York City time, on June 14, 2013 (the “Expiration Date”).

Notes	CUSIP Number	Principal Amount Outstanding	Principal Amount Tendered	Principal Amount Accepted for Purchase	Acceptance Priority Level(a)
6.375% Notes due 2014	349631AP6	$326,414,000	$78,422,000	24.03%	—
8.625% Debentures due 2021	349631AD3 073730AA1	$59,300,000	$2,743,000	4.63%	1
7.875% Debentures due 2023	349631AE1 073730AB9	$113,792,000	$1,752,000	1.54%	1
6.625% Debentures due 2028	349631AG6	$200,000,000	$15,680,000	7.84%	2
5.875% Notes due 2036	349631AN1	$300,000,000	$138,172,000	46.06%	3

(a)	In addition to the Acceptance Priority Levels set forth in the table, Notes tendered at or before the Early Tender Date (as defined in the Offer to Purchase) were accepted for purchase on June 10, 2013 in priority to Notes tendered after the Early Tender Date.

Beam accepted for purchase all Notes that were validly tendered and not validly withdrawn pursuant to the tender offers in the manner described in Beam’s Offer to Purchase, dated May 17, 2013 (the “Offer to Purchase”). In addition, as described in the Offer to Purchase, on June 4, 2013, Beam issued a notice of redemption for the remaining outstanding 2014 Notes, which will be redeemed in full on or about July 5, 2013.

BofA Merrill Lynch and Credit Suisse are the Dealer Managers for the offers. D.F. King & Co., Inc. is the Information Agent and Tender Agent for the offers. This news release is neither an offer to purchase nor a solicitation of an offer to sell the securities. The offers are made only by the Offer to Purchase dated May 17, 2013, and the information in this news release is qualified by reference to the Offer to Purchase. Persons with questions regarding the offers should contact BofA Merrill Lynch at (888) 292-0070 (toll-free) or (646) 855-3401 (collect) or Credit Suisse at (800) 820-1653 (toll-free) or (212) 325-2476 (collect). Requests for documents should be directed to D.F. King & Co., Inc. at (800) 769-4414 (toll-free) or (212) 269-5550 (collect).

About Beam Inc.

As one of the world’s leading premium spirits companies, Beam is Crafting the Spirits that Stir the World. Consumers from all corners of the globe call for the company’s brands, including Jim Beam Bourbon, Maker’s Mark Bourbon, Sauza Tequila, Pinnacle Vodka, Canadian Club Whisky, Courvoisier Cognac, Teacher’s Scotch Whisky, Skinnygirl Cocktails, Cruzan Rum, Hornitos Tequila, Knob Creek Bourbon, Laphroaig Scotch Whisky, Kilbeggan Irish Whiskey, Larios Gin, Whisky DYC and DeKuyper Cordials. Beam is focused on delivering superior performance with its unique combination of scale with agility and a strategy of Creating Famous Brands, Building Winning Markets and Fueling Our Growth. Beam and its 3,400 passionate associates worldwide generated 2012 sales of $2.5 billion (excluding excise taxes), volume of 38 million 9-liter equivalent cases and some of the industry’s fastest growing innovations.

Headquartered in Deerfield, Illinois, Beam is traded on the New York Stock Exchange under the ticker symbol BEAM and is included in the S&P 500 Index and the MSCI World Index. For more information on Beam, its brands, and its commitment to social responsibility, please visit www.beamglobal.com and www.drinksmart.com.

Forward-Looking Statements

This press release contains forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Readers are cautioned that these forward-looking statements speak only as of the date hereof, and the Company does not assume any obligation to update, amend or clarify them to reflect events, new information or circumstances occurring after the date of this release. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to those described from time to time in the Company’s filings with the Securities and Exchange Commission.

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